Execution Version
RETIREMENT AGREEMENT
(Veronica M. Hagen)
This Retirement Agreement (“Agreement”), dated as of June 17, 2013, is entered into by and among Veronica M. Hagen (“Hagen”), Polymer Group, Inc., a Delaware corporation (“PGI”), Scorpio Holdings Corporation, a Delaware corporation (“Parent” and together with PGI and its subsidiaries, the “Company”). PGI and Parent, together with each of its successors, subsidiaries, officers, directors and each holder, directly or indirectly (as of the date of this Agreement) who owns at least ten percent (10%) of the outstanding common stock of Parent are herein referred to as the “Beneficiaries”.
WHEREAS, Hagen and Parent entered into an Executive Employment Agreement, dated as of October 4, 2010 (the “Employment Agreement”), and Hagen, Parent and PGI entered into an Assignment and Assumption Agreement, dated as of January 28, 2011;
WHEREAS, the Company and Hagen have agreed that Hagen will accept a change in her employment status from Chief Executive Officer (“CEO”) of PGI to Employee of PGI effective as of July 15, 2013 (or, if earlier, the date on which PGI’s new CEO commences employment); and
WHEREAS, the Company and Hagen have agreed that Hagen’s employment with PGI will terminate effective August 31, 2013, or such earlier date as PGI may elect (any such date, the “Retirement Date”) under the circumstances described in Section 2.1(b) of the Employment Agreement; and
WHEREAS, Hagen currently holds 3,069.8 shares of common stock of Parent (the “Shares”) and options to purchase 4,521.75 Shares of Parent pursuant to that certain Management Equity Subscription Agreement with Parent (the “MESA”) dated January 25, 2011, that certain Nonqualified Stock Option Agreement with Parent (the “Option Agreement”) dated January 25, 2011, that certain 2011 Scorpio Holdings Corporation Stock Incentive Plan dated January 25, 2011 (the “2011 Plan”) and that certain Scorpio Holdings Corporation Participant Master Signature Page dated January 25, 2011 (the “Master Signature Page”), as applicable.
NOW, THEREFORE, in consideration of the recitals, promises, and other good and valuable consideration specified herein, the receipt and sufficiency of which is hereby acknowledged, Hagen, PGI and Parent, on behalf of all the Beneficiaries, agree as follows. All capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Employment Agreement.

1.	PAYMENTS AND BENEFITS
1.1    Contingent Payments. Subject in each case to the expiration of the Revocation Period (as defined in Section 2.2 below), PGI will pay to Hagen the amounts specified in this Section 1.1 or provide the benefits specified in Section 1.1 in consideration for Hagen entering into this Agreement, specifically including the General Release (as described in Section 2 below) and other restrictive covenants identified herein:
(a)    Cash Severance. PGI will pay to Hagen beginning on the first regularly scheduled payroll payment date of PGI following the Retirement Date, $2,559,000, which amount represents the product of 1.5 and (y) the sum of (i) Hagen’s Base Compensation and (ii) Hagen’s target Annual Bonus (which amount shall be 100% of Base Compensation, as described in Section

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2.1(b) of the Employment Agreement), payable in substantially equal installments, in accordance with PGI’s normal payroll practices, during the 18-month period following the Retirement Date.
(b)    Cash Bonus. PGI will pay to Hagen, in a lump sum when annual bonuses generally are paid to other senior executives of PGI, Hagen’s Annual Bonus for fiscal year 2013 (i.e. target of 100% of Base Compensation and maximum of 200% of Base Compensation), as described in Section 1.2(b) of the Employment Agreement, and as though Hagen had continued to participate as an executive in the annual Bonus Plan of PGI through such payment date;
(c)    Special Bonus. PGI will pay to Hagen, in a lump sum payable no later than March 15, 2014, an amount equal to $266,656, contingent upon Hagen’s willingness to continue serving on the board of directors of Parent (the “Board”) through December 31, 2013; and
(d)    Medical Coverage. PGI shall, at its expense, continue on behalf of Hagen and her dependents and beneficiaries, the medical, dental and hospitalization benefits provided to Hagen immediately prior to the Retirement Date for a period of 18 months. The coverage and benefits (including deductibles and costs) provided in this Section 1.1(d) shall be no less favorable to Hagen and her dependents and beneficiaries, than the coverage and benefits provided to other salaried employees under PGI’s benefit plans, as such plans may be amended from time to time. PGI’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that Hagen obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case PGI may reduce the coverage of any benefits it is required to provide Hagen hereunder so long as the aggregate coverage and benefits of the combined benefit plans is no less favorable to Hagen than the coverages and benefits required to be provided hereunder.
(e)    Equity.

(i)
Time Options. 602.90 of the Time Options (as such term is defined in the Option Agreement) held by Hagen will be forfeited upon the Retirement Date. 904.35 of the Time Options held by Hagen shall be vested as of the Retirement Date. Notwithstanding Section 4 of the Option Agreement, such vested Time Options shall expire on the earlier of (x) the Expiration Date (as such term is defined in the Option Agreement) or (y) such earlier date that Hagen (1) engages in “Competitive Activity” (as defined in the MESA) or (2) otherwise breaches any restrictive covenant in Article III of the Employment Agreement, Section 5 of the Option Agreement, Section 4.2(iv)-(v) of the MESA or Article IV herein.

(ii)	Performance Options. All 1,507.25 of the Performance Options (as such term is defined in the Option Agreement) held by Hagen will be forfeited upon the Retirement Date.

(iii)
Exit Options. 602.90 of the Exit Options (as such term is defined in the Option Agreement) held by Hagen will be forfeited upon the Retirement Date. Notwithstanding Section 4 of the Option Agreement, (A) the remaining 904.35 of the Exit Options held by Hagen shall remain eligible to vest if the applicable vesting conditions are satisfied prior to the expiration of the Exit Option and (B) such Exit Options shall expire on the earlier of (x) the Expiration Date (as such term is defined in the Option Agreement) or (y) such earlier date that Hagen (1) engages in “Competitive Activity” (as defined in the MESA) or (2) otherwise

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breaches any restrictive covenant in Article III of the Employment Agreement, Section 5 of the Option Agreement, Section 4.2(iv)-(v) of the MESA or Article IV herein.

(iv)
Net Settlement. Upon any exercise of the vested portion of the Time Options or Exit Options after the Retirement Date, Hagen may elect to pay the “option price” and any mandatory tax withholding due upon the exercise therefor using a net settlement mechanism whereby the number of Shares delivered upon the exercise of the Options will be reduced by a number of Shares that has a Fair Market Value (as defined in the MESA and as modified by the Master Signature Page) equal to the amount of such option price and tax withholding.

(v)
Call Rights. Each of Parent and Sponsor (as such term is defined in the MESA) shall waive its Call Option (as such term is defined in the MESA) under Section 4.2 of the MESA, unless Hagen (x) engages in “Competitive Activity” as defined in Section 1.10 of the MESA or (y) otherwise breaches any restrictive covenant in Article III of the Employment Agreement, Section 5 of the Option Agreement, Section 4.2(iv)-(v) of the MESA or Article IV herein, in which case the Call Option specified in Section 4.2 shall continue to apply.

(f)    Attorneys Fees. PGI shall pay Hagen’s reasonable professional fees in connection with the negotiation, documentation, and implementation of this Agreement and any related agreements, up to an amount equal to $5,000.
1.2    Continued Services.
(a)    Employment Prior to Retirement Date. PGI will continue to employ Hagen as CEO of PGI, and Hagen shall continue to perform all duties and responsibilities Hagen has been performing as CEO of PGI, through July 15, 2013 (or, if earlier, the date on which PGI’s new CEO commences employment). PGI will employ Hagen as an Employee from July 15, 2013 (or, if earlier, the date on which PGI’s new CEO commences employment) through the Retirement Date. With respect to compensation for Hagen’s services as an Employee of PGI, PGI shall pay to Hagen a base salary at the rate of $16,404 per week (the “Employee Base Salary”) beginning on the date Hagen commences employment as an Employee of PGI and ending on the Retirement Date. Such Employee Base Salary shall be payable in accordance with the normal payroll practices of PGI (which will include the withholding of applicable taxes).
(b)    Board Services
1.3    Tax Withholding. PGI may withhold from any amounts payable in cash under this Agreement such Federal, state and local income, employment and other taxes as may be required to be withheld in respect of any payment and/or any benefit provided for under this Agreement pursuant to any applicable law or regulation.
1.4    Full Satisfaction of Potential Claims. Hagen hereby acknowledges and agrees that her receipt and satisfaction of all payments and benefits provided in this Section 1.1 of this Agreement will constitute full and final payment, accord and satisfaction of any and all potential claims described in the General Release against PGI and the Beneficiaries (subject to the terms and limitations in the General Release).

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2.	RELEASE; REPRESENTATIONS
2.1    General Release. For and in consideration of the payment of the amounts and the provision of the benefits described in Section 1 of this Agreement, Hagen hereby agrees to execute a release of all claims against the Beneficiaries in the form attached as Exhibit A hereto (the “General Release”).
2.2    Hagen’s Representations and Warranties. Hagen represents that she has read carefully and fully understands the terms of this Agreement, and that Hagen has been advised to consult with an attorney and has availed herself of the opportunity to consult with an attorney prior to signing this Agreement. Hagen acknowledges and agrees that she is executing this Agreement willingly, voluntarily and knowingly, of her own free will, in exchange for the payments and benefits described in Section 1 of this Agreement, and that she has not relied on any representations, promises or agreements of any kind made to her in connection with her decision to accept the terms of this Agreement, other than those set forth in this Agreement. Hagen further acknowledges, understands, and agrees that as of the Retirement Date her employment with PGI terminated, that the provisions of Section 1 of this Agreement are in lieu of any and all payments and benefits to which Hagen may otherwise be entitled to receive pursuant to the Employment Agreement, that Hagen will not be reemployed by PGI, and that Hagen will not apply for or otherwise seek employment with PGI or any of its parents, companies, subsidiaries, divisions or affiliates. Hagen understands that, except as otherwise expressly provided for under this Agreement, she will not receive any payments or benefits under this Agreement (other than under Section 1.2) until the seven (7) day revocation period provided for under the General Release has passed, and then, only if she has not revoked the General Release (such period during which no such revocation has occurred, the “Revocation Period”).

3.	WAIVER OF JURY TRIAL
3.1    Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREIN. Each of the parties hereto also waives any bond or surety or security upon such bond, which might, but for this waiver, be required of any of the other parties. The scope of this waiver is intended to be all‑encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement or the General Release, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each of the parties hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. Each of the parties hereto further warrants and represents that each has reviewed this waiver with her or its legal counsel and that each knowingly and voluntarily waives her or its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

4.	CONTINUING EFFECTIVENESS OF RESTRICTIVE COVENANTS
4.1    Mutual Non-Disparagement. Hagen shall refrain, both during and after her employment, from making any oral or written statements to third parties about Parent, PGI, Blackstone, any of their respective subsidiaries or affiliates, or any of such entities’ officers, employees, agents, or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential

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information about their business affairs; or that constitute an intrusion into their seclusion or private lives; or that give rise to unreasonable publicity about their private lives; or that place them in a false light before the public; or that constitute a misappropriation of their name or likeness; or that are intended to, or reasonably likely to, disparage them. PGI, Parent, and Blackstone shall refrain, both during and after Hagen’s employment, from making any oral or written statements to third parties about Hagen that are slanderous, libelous, or defamatory, or that disclose private or confidential information about her personal business affairs; or that constitute an intrusion into her seclusion or private life; or that give rise to unreasonable publicity about her private life; or that place her in a false light before the public; or that are intended to, or reasonably likely to, disparage her, provided, that any actions by an employee of PGI, Parent or Blackstone who is not an officer or director of either PGI, Parent or Blackstone without the approval of the Board shall not constitute a violation of the foregoing. PGI, Parent and Blackstone shall be entitled to make statements in the ordinary course of their business or as is reasonably necessary to comply with applicable law (including applicable securities and disclosure requirements).
4.2    Continuation of Restrictive Covenants and Indemnification; Separate Liability. Hagen agrees and acknowledges that, except as may be expressly otherwise agreed by the parties hereto in writing, the restrictive covenants set forth in Article III of the Employment Agreement, Section 5 of the Option Agreement, and Section 4.2(iv)-(v) of the MESA shall continue in full force and effect following the Retirement Date, pursuant to their terms, except that the time periods for which the covenants in Article III of the Employment Agreement, Section 5 of the Option Agreement, and Section 4.2(iv)-(v) of the MESA shall continue are hereby amended such that such restrictions shall continue for the longer of (a) the periods specified in Article III of the Employment Agreement, Section 5 of the Option Agreement, and Section 4.2(iv)-(v) of the MESA, respectively, and (b)  the date Hagen’s service as a member of the Board terminates (for any reason, including, for the avoidance of doubt, her voluntary withdrawal or her removal by Parent PGI with or without Cause). Hagen further agrees and understands that her obligations set forth in Article IV of this Agreement (and the restrictive covenants set forth in Article III of the Employment Agreement, Section 5 of the Option Agreement, and Section 4.2(iv)-(v) of the MESA, as modified hereby) are separate from any other provisions in this Agreement and that any breach of those provisions (or any of the restrictive covenants of the Employment Agreement, as modified hereby) may be treated by PGI and the Beneficiaries as a breach of this covenant for which Hagen may be separately liable, and for which PGI may seek any remedies to which it is entitled as set forth in Article III of the Employment Agreement, Section 5 of the Option Agreement, or Section 4.2(iv)-(v) of the MESA (each, as modified hereby) or otherwise at law or in equity (and that, in addition to any other remedy, Hagen shall forfeit and/or return all amounts and benefits paid or payable pursuant to Sections 1.1, 1.2 and 1.3 if Hagen breaches her obligations set forth in Article IV of this Agreement (or the restrictive covenants set forth in Article III of the Employment Agreement, Section 5 of the Option Agreement, or Section 4.2(iv)-(v) of the MESA, as modified hereby).

5.	GOVERNING LAW; RESOLUTION OF DISPUTES
5.1    Governing Law.
This Agreement and the General Release shall each be governed and interpreted in accordance with and enforced in all respects pursuant to the laws of the State of North Carolina, irrespective of the choice of law rules of that or any other jurisdiction that direct the application of the laws of any jurisdiction other than the State of North Carolina, which is the place of domicile of PGI.
5.2    Resolution of Disputes
Except with respect to disputes or claims under Article 3 or Section 4.1 of the Employment Agreement or Article IV of this Agreement (which may be pursued in any court of competent jurisdiction

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as specified herein and with respect to which each party shall bear the cost of its own attorney’s fees and expenses except as otherwise required by applicable law), each party hereto agrees that the arbitration procedure set forth in Exhibit B to the Employment Agreement shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations acknowledged and agreed to in this Agreement and the employment of Hagen by Parent, PGI and their subsidiaries (including, without limitation, disputes and claims regarding employment discrimination, sexual harassment, termination and discharge), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of adoption of this Agreement. The parties agree that the result of any arbitration hereunder shall be final, conclusive and binding on all of the parties. Nothing in this paragraph shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined in Exhibit B to the Employment Agreement). Each party hereto hereby irrevocably submits to the jurisdiction of any United States District Court or North Carolina state court of competent jurisdiction sitting in Mecklenburg County, North Carolina, and agrees that such court shall be the exclusive forum with respect to disputes and claims under this Agreement and for the enforcement of any Final Determination, and irrevocably and unconditionally waives (i) any objection to the laying of venue of any such action, suit or proceeding in such court or (ii) any argument, claim, defense or allegation that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum. Each party hereto irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum.

6.	SEVERABILITY
If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement or the remaining portion of a partially invalid provision, which shall remain in force, and the provision in question shall be modified by the court so as to be rendered enforceable.

7.	CONSTRUCTION
Each party and its counsel have reviewed this Agreement and the General Release and have been provided the opportunity to review this Agreement and the General Release and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or the General Release. Instead, the language of all parts of this Agreement and the General Release shall be construed as a whole, and according to their fair meaning, and not strictly for or against either party.

8.	ACCEPTANCE AND EFFECTIVENESS
This Agreement shall become effective immediately upon Hagen’s execution of this Agreement; provided, however, that the parties’ obligations hereunder shall not become effective until the eighth (8th) day following the Retirement Date, so long as Hagen has not then revoked the General Release.

9.	APPLICATION OF SECTION 409A.
This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the

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requirement that: (i) any reimbursement is for expenses incurred during Hagen’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. In no event may the Employee, directly or indirectly, designate the calendar year of payment.

10.	ENTIRE AGREEMENT; COUNTERPARTS
10.1    This Agreement and the General Release together set forth the entire agreement between the parties hereto and fully supersede any and all prior agreements or understandings, including the Employment Agreement (other than as expressly set forth herein, including with respect to the Employment Agreement to the extent described in Section 4.3 hereof) between the parties hereto pertaining to the subject matter hereof.
10.2    This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Signatures on next page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Retirement Agreement effective as of the date first above written.

POLYMER GROUP, INC.			VERONICA M. HAGEN

By:	/s/ Mike Zafirovski		/s/ Veronica M. Hagen
	Name:	Mike Zafirovski
	Title:	Chairman

Dated this 17th day of June, 2013			Dated this 17th day of June, 2013

SCORPIO HOLDINGS CORPORATION

By:	/s/ Jason Giordano
	Name:	Jason Giordano
	Title:	Director

Dated this 17th day of June, 2013

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